UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 1, 2006
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	WPS RESOURCES CORPORATION (A Wisconsin Corporation) 700 North Adams Street P. O. Box 19001 Green Bay, WI 54307-9001 (920) 433-4901	39-1775292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 22, 2005, WPS Resources Corporation filed a Form 8-K announcing that two of its subsidiaries had entered into definitive agreements with Aquila, Inc. to acquire Aquila's natural gas distribution operations in Michigan and Minnesota for approximately $558 million subject to certain adjustments for working capital.

On April 3, 2006, WPS Resources filed a Form 8-K to report the completion of its purchase of the Michigan natural gas distribution operations of Aquila, Inc. for approximately $315 million including certain closing adjustments relating primarily to working capital totaling approximately $45 million. The transaction was subject to post-closing adjustments to true up estimated closing costs when final accounting data became available.

The Michigan natural gas distribution operations provide gas distribution service to about 161,000 customers, mainly in southern Michigan in 147 cities and communities including Otsego, Grand Haven, and Monroe. Annual natural gas throughput is approximately 36 billion cubic feet per year. The assets operate under a cost-of-service environment and are currently allowed an 11.4% authorized return on equity on a 45% equity component of the regulatory capital structure.

On July 1, 2006, WPS Resources completed the purchase of the Minnesota natural gas distribution operations of Aquila, Inc. for approximately $333 million including estimated closing adjustments primarily related to working capital of approximately $45 million. The transaction is subject to post-closing adjustments to true up estimated closing costs when final accounting data becomes available. A copy of the press release issued by WPS Resources is filed as Exhibit 99.1.

The Minnesota natural gas distribution operations provide gas distribution service to about 200,000 customers throughout the state in 165 cities and communities including Grand Rapids, Pine City, Rochester, and Dakota County. Annual natural gas throughput is approximately 76.1 billion cubic feet per year. The assets operate under a cost-of-service environment and are currently allowed an 11.71% authorized return on equity on a 50% equity component of the regulatory capital structure.

Item 9.01	Financial Statements and Exhibits.
	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Exhibits. The following exhibits are being filed herewith:
		99.1	Press Release of WPS Resources Corporation dated July 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPS RESOURCES CORPORATION By: /s/ Joseph P. O'Leary Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: July 5, 2006

WPS RESOURCES CORPORATION

Exhibit Index to Form 8-K
Dated July 1, 2006

Exhibit Number
99.1	Press Release of WPS Resources Corporation dated July 3, 2006.